UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 1, 2008

GOLDEN PHOENIX MINERALS, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation)	0-22905 (Commission File Number)	41-1878178 (IRS Employer Identification No.)

1675 East Prater Way, #102 Sparks, Nevada (Address of Principal Executive Offices)	89434 (Zip Code)
(775) 853-4919
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)        Effective January 1, 2008, Jeffrey Tissier resigned for personal reasons as a member of the Board of Directors and as the Chairman of the Audit Committee of the Company.

(b)        Effective January 1, 2008, Joan Y. Brown has been appointed to the Board of Directors and has been named Chairperson of the Audit Committee of the Company.

Ms. Brown was the Senior Manager for the Regulatory Practice Group at Dale Matheson Carr-Hilton Labonte LLP, a chartered accounting firm headquartered in Vancouver, Canada. Ms. Brown reviewed engagements and directed audits for Canadian and U.S.public companies, with an emphasis on the mining sector. As part of her duties, Ms. Brown advised corporate clients and audit committees on accounting, regulatory reporting and internal control practices, and assisted with mergers, acquisitions and public listings.  Ms. Brown received her degree in Business Administration from Simon Fraser University, and is a Chartered Accountant in Canadaand a Registered Certified Public Accountant licensed in the State of Illinois.

Ms. Brown has not previously held any positions with the Company.  There have been no related party transactions between Ms. Brown and the Company.  During the last fiscal year, Ms. Brown has not been a party to any transaction or proposed transaction, to which the Company  is or was to be a party, in which Ms. Brown would have a direct or indirect material interest.  Ms. Brown has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

On December 18, 2007, Ms. Brown was granted 100,000 options with an exercise price of $0.21 per share.  The options have a term of five (5) years and are subject to other standard terms and conditions under the stock option agreement.  Ms. Brown shall also be compensated $1,000 per month for Director services.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Exhibit Description

99	Press Release “Golden Phoenix Names Joan Brown to Board of Directors” dated January 7, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN PHOENIX MINERALS, INC.,
a Minnesota corporation

Dated: January 7, 2008	By: /s/ Robert Martin
Robert Martin
President